Exhibit 99.2

                  INDEX TO FINANCIAL STATEMENTS

TruVision Wireless, Inc.

  Report of Independent Public Accountants                1
  Balance  sheets  as of December 31, 1994 and 1995
     and unaudited June 30, 1996                          2
  Statements of Operations  for  the  periods  from
     Inception  (November  2, 1993) to December 31,
     1993, January 1, 1994 through  August 24, 1994
     and August 25, 1994 through December  31, 1994
     and  for the year ended December 31, 1995  and
     unaudited  for  the  six months ended June 30,
     1995 and 1996                                        3
  Statements  of  Partners  Capital for the periods
     from Inception (November  2, 1995) to December
     31,  1993 and January 1, 1994  through  August
     24, 1994                                             4
  Statements  of Changes in Stockholders Equity for
     the  period   from  August  25,  1994  through
     December  31, 1994  and  for  the  year  ended
     December 31,  1995  and  unaudited for the six
     months ended June 30, 1996                           5
  Statements  of  Cash  Flows  for the periods from
     Inception (November 2, 1993)  to  December 31,
     1993, January 1, 1994 through August 24, 1994,
     and August 25, 1994 through December  31, 1994
     and  for the year ended December 31, 1995  and
     unaudited  for  the  six months ended June 30,
     1995 and 1996                                        6
  Notes to Financial Statements                           7

Madison Communications, Inc. and Beasley Communications, Inc.

  Report of Independent Public Accountants                17
  Combined Balance  Sheets  as of December 31, 1994
     and 1995 and unaudited June 30, 1996                 18
  Combined Statements of Operations and Accumulated
     Deficit for the years ended December 31, 1993,
     1994 and 1995 and unaudited for the six months
     ended June 30, 1995 and 1996                         19
  Combined Statements of Cash  Flows  for the years
     ended December 31, 1993, 1994 and 1995 and unaudited for the six months ended June 30,
     1995 and 1996                                        20
  Notes to Combined Financial Statements                  21

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of TruVision Wireless, Inc.:

  We have audited the accompanying balance sheets of TruVision Wireless, Inc. (a Delaware corporation formerly named TruVision Cable, Inc.) as of December 31, 1994 and 1995, and the related statements of operations, changes in stockholders' equity and cash flows for the period from inception (August 25, 1994) through December 31, 1994 and for the year ended December 31, 1995. We have also audited the statements of operations, partners' capital and cash flows of Mississippi Wireless TV L. P. (the predecessor entity to TruVision Wireless, Inc.) for the period from inception (November 2, 1993) to December 31, 1993 and the period from January 1, 1994 through August 24, 1994. TruVision Wireless, Inc. and Mississippi Wireless TV L. P. are hereinafter together referred to as "the Company." These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TruVision Wireless, Inc. as of December 31, 1994 and 1995, and the results of its operations and its cash flows for the period from inception (August 25, 1994) through December 31, 1994 and for the year ended December 31, 1995, and the results of operations and cash flows of Mississippi Wireless TV L. P. for the period from inception (November 2, 1993) through December 31, 1993 and the period from January 1, 1994 through August 24, 1994, all in conformity with generally accepted accounting principles.

Arthur Andersen LLP

Jackson, Mississippi,
March 26, 1996 (except with respect to
      the matter discussed in Note 11,
      as to which the date is April 25,
      1996).

                            TRUVISION WIRELESS, INC.

                                 BALANCE SHEETS
              (Data with respect to June 30, 1996 are unaudited)

                                                                   December 31,         June 30,
                                                             ------------------------
                                                                1994         1995         1996
                                                             ----------- ------------ ------------
                           ASSETS                                                     (unaudited)
Current assets:
  Cash and cash equivalents................................. $2,712,851      $88,882    $ 193,100
  Short-term investments....................................     75,000       36,300       48,500
  Accounts receivable (less allowance for doubtful accounts
    of $34,000, $150,426 and $217,211, respectively)........     41,178      283,656      398,472
  Other current assets......................................     11,005      108,376      310,026
                                                             ----------- ------------ ------------
    Total current assets....................................  2,840,034      517,214      950,098
                                                             ----------- ------------ ------------
Property, plant and equipment:
  Transmission equipment....................................  1,197,425    3,029,214    4,487,166
  Subscriber premises equipment and installation costs......  1,841,868    6,866,806   10,603,107
  Office furniture and equipment............................    263,743      437,169    1,007,267
  Vehicles..................................................    223,996      215,344      223,346
  Buildings and improvements................................    204,340      326,090      378,837
                                                             ----------- ------------ ------------
                                                              3,731,372   10,874,623   16,699,723
  Less: accumulated depreciation............................   (217,676)  (1,375,402)  (2,475,099)
                                                             ----------- ------------ ------------
                                                              3,513,696    9,499,221   14,224,624
  Uninstalled subscriber premises equipment.................  1,006,854      546,316    1,709,244
                                                             ----------- ------------ ------------
                                                              4,520,550   10,045,537   15,933,868
                                                             ----------- ------------ ------------
License costs, net-Notes 2 and 3............................    157,480      179,592    8,803,889
Organizational costs, net...................................    374,654      285,318      178,443
Deferred costs, net and other assets-Note 7.................     90,341    1,849,556    4,791,659
                                                             ----------- ------------ ------------
    Total assets............................................ $7,983,059  $12,877,217  $30,657,957
                                                             =========== ============ ============
            LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Trade accounts payable....................................   $813,471     $713,218   $4,791,081
  Accrued expenses..........................................     77,671       43,000    1,785,109
  Short-term debt...........................................         -     4,531,464   22,485,810
                                                             ----------- ------------ ------------
    Total current liabilities...............................    891,142    5,287,682   29,062,000
                                                             ----------- ------------ ------------
Commitments and contingencies
Stockholders' equity-Notes 5 and 6:*
  Series A, Convertible Preferred Stock, $.01 par value;
    800,000 authorized, issued and outstanding;
    (liquidation preference of $8,000,000)..................      8,000        8,000        8,000
  Series B, Convertible Preferred Stock, $.01 par value;
    300,000 authorized, issued and outstanding in 1995
    and 1996 (liquidation preference of $3,000,000).........         -         3,000        3,000
  Common Stock, $.01 par value; 6,000,000 shares authorized,
    2,400,000 shares issued and outstanding.................     24,000       24,000       24,000
  Additional paid-in capital................................  7,701,679   10,698,679   10,698,679
  Accumulated deficit.......................................   (641,762)  (3,144,144)  (9,137,722)
                                                             ----------- ------------ ------------
    Total stockholders' equity..............................  7,091,917    7,589,535    1,595,957
                                                             ----------- ------------ ------------
    Total liabilities and stockholders' equity.............. $7,983,059  $12,877,217  $30,657,957
                                                             =========== ============ ============

------
*  Restated to reflect the 2-for-1 common stock split. See Note 2.

   The accompanying notes are an integral part of these financial statements.

                            TRUVISION WIRELESS, INC.

                       STATEMENTS OF OPERATIONS (NOTE 1)
          (Data with respect to June 30, 1995 and 1996 are unaudited)

                              Mississippi Wireless TV L.P.                          TruVision Wireless, Inc.
                         --------------------------------------- --------------------------------------------------------------
                               Period from
                                Inception
                            (November 2, 1993)  January 1, 1994 to August 25, 1994 to    Year Ended         Six Months Ended
                           to December 31, 1993  August 24, 1994   December 31, 1994  December 31, 1995         June 30,
                          -------------------- ------------------ ------------------ ----------------- ------------------------
                                                                                                         1995         1996
                                                                                                      ----------- -------------
                                                                                                            (unaudited)
Revenues:
  Service revenues......  $               -    $         16,233   $        264,491   $     2,595,514   $ 915,833   $ 2,513,555
  Installation
    revenues............                  -              57,137            166,043           486,100     216,606       293,701
                         -------------------- ------------------ ------------------ ----------------- ----------- -------------
    Total revenues......                  -              73,370            430,534         3,081,614   1,132,439     2,807,256
                         -------------------- ------------------ ------------------ ----------------- ----------- -------------
Expenses:
  System operating
    expenses............             116,733            278,000            425,603         2,103,053     781,121     2,015,657
  Selling, general
    and administrative
    expenses............             111,186            668,009            534,431         2,086,200     547,266     2,102,118
  Depreciation and
    amortization........                  -              82,196            167,990         1,266,301     439,355     1,439,974
                         -------------------- ------------------ ------------------ ----------------- ----------- -------------
    Total operating
      expenses..........             227,919          1,028,205          1,128,024         5,455,554   1,767,742     5,557,749
                         -------------------- ------------------ ------------------ ----------------- ----------- -------------
Loss from operations....            (227,919)          (954,835)          (697,490)       (2,373,940)   (635,303)   (2,750,493)
Interest income.........                  -               6,632             55,728            15,063      14,621            -
Interest expense........                  -                  -                  -           (143,505)     (8,939)     (728,085)
Costs of aborted offering                 -                  -                  -                 -           -     (2,515,000)
                         -------------------- ------------------ ------------------ ----------------- ----------- -------------
Net loss................            (227,919)          (948,203)          (641,762)       (2,502,382)   (629,621)   (5,993,578)
Preferred dividend
  requirement...........                  -                  -            (227,000)         (687,000)   (320,000)     (440,000)
                         -------------------- ------------------ ------------------ ----------------- ----------- -------------
Net loss attributable to
  common stockholders...           $(227,919)         $(948,203)         $(868,762)      $(3,189,382)  $(949,621)  $(6,433,578)
                         ==================== ================== ================== ================= =========== =============
Loss per common
  share*................                 N/A                N/A             $(0.36)           $(1.33)     $(0.40)       $(2.68)
                         ==================== ================== ================== ================= =========== =============
Weighted average
  shares outstanding*...                 N/A                N/A          2,400,000         2,400,000   2,400,000     2,400,000
                         ==================== ================== ================== ================= =========== =============

------
* Restated to reflect the 2-for-1 common stock split. See Note 2.


   The accompanying notes are an integral part of these financial statements.

                          MISSISSIPPI WIRELESS TV L.P.

                    STATEMENTS OF PARTNERS' CAPITAL (NOTE 1)
For the Period from Inception (November 2, 1993) through December 31, 1993 and the Period from January 1, 1994 through August 24, 1994

                                                              Total
                                     General     Limited    Partners'
                                     Partner     Partner     Capital
                                   ----------- ----------- -----------
Initial investment................  $       -   $1,081,000  $1,081,000
Net loss..........................     (2,279)   (225,640)   (227,919)
                                   ----------- ----------- -----------
Balance, December 31, 1993........     (2,279)    855,360     853,081
Net loss..........................   (170,677)   (777,526)   (948,203)
Partners' contributions...........    229,162     361,000     590,162
                                   ----------- ----------- -----------
Balance, August 24, 1994..........  $  56,206   $ 438,834   $ 495,040
                                   =========== =========== ===========


   The accompanying notes are an integral part of these financial statements.

                            TRUVISION WIRELESS, INC.
             STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (NOTE 1)
              (Data with respect to June 30, 1996 are unaudited)


                                        Series A        Series B
                                       Convertible     Convertible
                                     Preferred Stock Preferred Stock    Common Stock*    Additional
                                     --------------- --------------- ------------------   Paid-in    Accumulated
                                      Shares  Amount  Shares  Amount   Shares    Amount    Capital*     Deficit
                                     -------- ------ -------- ------ ---------- -------   ----------  -----------
Exchange of the net assets of
  Mississippi Wireless TV L.P.
  for common stock of the
  Company.........................         -   $  -        -   $  -   2,400,000 $24,000   $  471,040    $      -
Sale of preferred stock, net of
  issuance costs of $761,361 .....    800,000  8,000       -      -          -       -     7,230,639           -
Net loss for the period from
  inception through December 31,
  1994............................         -      -        -      -          -       -           -      (641,762)
                                     -------- ------ -------- ------ ---------- ------- ----------- -------------
*Balance, December 31, 1994.......    800,000  8,000       -      -   2,400,000  24,000   7,701,679     (641,762)
Net loss..........................         -      -        -      -          -       -           -    (2,502,382)
Sale of preferred stock...........         -      -   300,000  3,000         -       -    2,997,000           -
                                     -------- ------ -------- ------ ---------- ------- ----------- -------------
Balance, December 31, 1995........    800,000  8,000  300,000  3,000  2,400,000  24,000  10,698,679   (3,144,144)
Net loss..........................         -      -        -      -          -       -           -    (5,993,578)
                                     -------- ------ -------- ------ ---------- ------- ----------- -------------
Balance, June 30, 1996............    800,000 $8,000  300,000 $3,000  2,400,000 $24,000 $10,698,679  $(9,137,722)
                                     ======== ====== ======== ====== ========== ======= =========== =============

------
* Restated to reflect the 2-for-1 common stock split. See Note 2.


   The accompanying notes are an integral part of these financial statements.

                            TRUVISION WIRELESS, INC.

                       STATEMENTS OF CASH FLOWS (NOTE 1)
          (Data with respect to June 30, 1995 and 1996 are unaudited)

                                    Mississippi Wireless TV L.P.                    TruVision Wireless, Inc.
                                 ----------------------------------- -------------------------------------------------------------
                                   Period from
                                    inception                                                               Six Months Ended
                                 (November 2, 1993)  January 1, 1994  August 25, 1994                            June 30,
                                      through              to               to            Year Ended
                                 December 31, 1993   August 24, 1994 December 31, 1994 December 31, 1995     1995         1996
                                 ------------------  --------------- ----------------- ----------------- ------------ ------------
                                                                                                                (unaudited)
Cash flows from operating activities:
  Net loss......................  $       (227,919)  $    (948,203)  $     (641,762)   $    (2,502,382)  $ (629,621)  $(5,993,578)
  Adjustments to reconcile net
    loss to net cash provided by
    operating activities:
    Depreciation and
      amortization..............                -           82,196           167,990         1,266,301      439,355     1,439,974
    Provision for losses on
      accounts receivable.......                -               -             34,000           126,370       22,722        22,038
    Changes in operating assets
      and liabilities:
      Decrease (increase) in
        accounts receivable.....                -         (105,395)          (23,783)         (368,848)     (88,384)     (136,854)
      Decrease (increase) in other
        current assets..........                -          (76,969)           63,014           (97,371)    (118,923)     (201,650)
      Increase (decrease) in
        accounts payable........            17,785         431,319           364,367          (100,254)     170,938     4,077,863
      Increase (decrease) in
        accrued liabilities.....                -               -             77,671           (34,671)     (59,747)    1,742,109
                                 ------------------ --------------- ----------------- ----------------- ------------ -------------
Cash provided by (used in)
  operating activities: ........          (210,134)       (617,052)           41,497        (1,710,855)    (263,660)      949,902
                                 ------------------ --------------- ----------------- ----------------- ------------ -------------

Cash flows from investing activities:
  Capital expenditures..........          (177,000)     (2,555,318)       (1,896,615)       (6,682,712)  (3,391,291)   (6,988,028)
  Payments for license and
    organizational costs........                -         (541,823)         (165,505)               -            -     (8,352,000)
  Increase in deferred costs and
    other assets................                -               -                 -         (1,250,566)    (342,370)   (1,947,802)
  Deposits for acquisitions.....                -               -                 -           (100,000)          -     (1,500,000)
  Deposit for FCC auction.......                -               -                 -           (450,000)          -             -
  Proceeds from short-term
    investments.................                -               -                 -             38,700       38,700            -
  Purchase of short-term
    investments.................                -               -            (75,000)               -            -        (12,200)
                                 ------------------ --------------- ----------------- ----------------- ------------ -------------
Net cash used in investing
  activities....................          (177,000)     (3,097,141)       (2,137,120)       (8,444,578)  (3,694,961)  (18,800,030)
                                 ------------------ --------------- ----------------- ----------------- ------------ -------------

Cash flows from financing activities:
  Proceeds from issuance of
    preferred stock.............                -               -          8,000,000         3,000,000           -             -
  Preferred stock issuance
    costs.......................                -               -           (761,361)               -            -             -
  Principal payments on notes
    payable.....................                -               -         (3,308,000)               -            -             -
  Proceeds from issuance of
    short-term debt.............                -        3,308,000                -          4,531,464    1,396,302    17,954,346
  Proceeds from partners'
    contributions...............         1,081,000         590,162                -                 -            -             -
                                 ------------------ --------------- ----------------- ----------------- ------------ ------------
Net cash provided by financing
  activities....................         1,081,000       3,898,162         3,930,639         7,531,464    1,396,302    17,954,346
                                 ------------------ --------------- ----------------- ----------------- ------------ -------------
Net increase (decrease) in
  cash and cash equivalents.....           693,866         183,969         1,835,016        (2,623,969)  (2,562,319)      104,218
Cash and cash equivalents at
  beginning of period...........                -          693,866           877,835         2,712,851    2,712,851        88,882
                                 ------------------ --------------- ----------------- ----------------- ------------ -------------
Cash and cash equivalents
  at end of period..............  $        693,866   $     877,835   $     2,712,851   $        88,882    $ 150,532   $   193,100
                                 ================== =============== ================= ================= ============ =============


   The accompanying notes are an integral part of these financial statements.

                            TRUVISION WIRELESS, INC.

                         NOTES TO FINANCIAL STATEMENTS
         (Data with respect to June 30, 1996 and 1995 are unaudited)

NOTE 1: THE COMPANY

History and Organization

  TruVision Cable, Inc. ("TruVision" or the "Company"), a Delaware corporation, was incorporated in April 1994, and began business activities on August 25, 1994. The Company's name was changed to TruVision Wireless, Inc. on February 6, 1996. The Company is engaged in building, managing and owning wireless cable systems which retransmit television and programming received at a head-end via encryptic microwave signals from multichannel broadcast towers to subscribers within an approximate 40 mile radius of each tower. The Company has exclusive lease rights to substantially all of the ITFS wireless cable channels in the State of Mississippi licensed by the Federal Communications Commission ("FCC").

  Mississippi Wireless TV L. P. ("MWTV"), a Mississippi limited partnership, was formed on November 2, 1993. For the period from inception through August 24, 1994, MWTV's business activities consisted primarily of development and initial operational activities related to certain of its wireless cable rights which had been assigned to it by an affiliate.

  TruVision began business activities upon the contribution of all of the net assets of MWTV in exchange for 1,200,000 shares (2,400,000 after the 2-for-1 common stock split-see Note 2) of common stock in the Company. At the same time, an unrelated party, Chase Venture Capital Associates ("CVCA") (formerly Chemical Venture Capital Associates), a California limited partnership, contributed $8,000,000 cash in exchange for 800,000 shares of Series A Convertible Preferred Stock. This transfer of the net assets of MWTV to TruVision has been accounted for as a transfer of net assets between related parties, and accordingly, the Company has recorded the net assets received in the exchange at MWTV's historical carrying values.

  The Company is developing its Mississippi wireless cable operations in two phases. Phase I will consist of five markets which cover West, Central and South Mississippi. In May 1994, the Company placed its first market in operation in the Jackson, Mississippi area. In July 1995, the Company placed its second market in operation in the Delta area. A third market, serving portions of the Gulf Coast, is expected to begin operations in the first quarter of 1996. Construction plans call for the development of the additional markets within the Phase I area.

  Plans for the development of Phase II, which consists of four markets primarily in North Mississippi, have not been finalized. Pursuant to a stockholders' agreement between CVCA and MWTV, the Company has the option to complete development of Phase II within a five-year period. Under the terms of the option, each of the parties to the agreement will contribute their respective portions of the development costs in cash. In the event the Company participates in an initial public offering or sale prior to commencing development of each cell of Phase II, Vision Communications, Inc. ("VCI"), an entity owned primarily by the general partner of MWTV, will be eligible to receive a payment (the "Phase II Payment") for its contribution of frequency rights equal to $1,125,000 per market (total of $4.5 million), payable in cash or in shares of Common Stock of the Company based on the fair value of such shares at the time of the Phase II Payment. See Note 10.

Risks and Other Factors

  The Company has recorded net losses in each period of its operations. At December 31, 1995, the Company's accumulated deficit was approximately $3,144,000 ($9,137,722 at June 30, 1996). Losses incurred since inception are attributable primarily to start-up costs, marketing and sales costs and depreciation of assets used in the Company's wireless cable systems in various markets. The Company expects to continue to experience net losses while it develops and expands its wireless cable systems, although mature individual systems of the Company may reach profitability sooner than the Company on a consolidated basis. In the opinion of management, the Company will ultimately achieve positive cash flow and net income sufficient to realize its investment in its assets; however, there can be no assurance that the Company will generate sufficient operating revenues to achieve positive cash flow or net income.

  The growth of the Company's business requires substantial investment on a continuing basis to finance capital expenditures and related expenses for expansion of the Company's customer base and system development. Management expects that the Company will require significant additional financings, through debt or equity financings, joint ventures or other arrangements, to achieve its targeted subscriber levels in its current business plans in its operating systems and target markets and to cover ongoing operating losses. Additional debt or equity also may be required to finance future acquisitions of wireless cable companies, wireless cable systems or channel rights. While management believes the Company will be able to obtain additional debt or equity capital on satisfactory terms to meet its future financing needs, there can be no assurance that either additional debt or equity capital will be available.

  The Company is dependent on leases with unaffiliated third parties for substantially all of its wireless cable channel rights. ITFS licenses generally are granted for a term of 10 years and are subject to renewal by the FCC. MDS licenses generally will expire on May 1, 2001 unless renewed. FCC licenses also specify construction deadlines which, if not met by the Company or extended by the FCC, could result in the loss of the license. There can be no assurance that the FCC will grant any particular extension request or license renewal request. The remaining initial terms of most of the Company's ITFS channel leases are approximately five to 10 years. The Company's MDS leases generally are for substantially longer terms and the Company has acquired options to purchase a majority of the underlying MDS licenses. The use of wireless cable channels by the license holders is subject to regulation by the FCC and the Company is dependent upon the continuing compliance by channel license holders with applicable regulations. The termination or non-renewal of a channel lease or of a channel license, or the failure to grant an application for an extension of the time to construct an authorized station, would result in the Company being unable to deliver programming on the channels authorized pursuant thereto. Although the Company does not believe that the termination of or failures to renew a single channel lease other than that with EdNet would materially adversely affect the Company, several of such terminations or failure to renew in one or more markets that the Company actively serves or intends to serve could have a material adverse effect on the Company. In addition, the termination, forfeiture, revocation or failure to renew or extend an authorization or license held by the Company's lessors could have a material adverse effect on the Company.

  The Company contracts for the commercial use of 20 ITFS channels in various markets throughout the state of Mississippi with EdNet. The commercial use of these channels represents the majority of the Company's channels in Mississippi and the loss of, or inability to renew, the EdNet Agreement would have a material adverse effect on the Company's operations. See Note 3.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates in the Preparation of Financial Statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

  Revenues from monthly service charges are recognized as the service is provided to the customer. Customers are billed in the month services are rendered. Installation fees are recognized as income to the extent the Company has incurred direct selling costs.

Allowance for Doubtful Accounts

  The Company recognizes an allowance for doubtful accounts to the extent it believes receivables are not collectible. The provision for doubtful accounts was approximately $34,000 and $126,000 for 1994 and 1995, respectively. No writeoffs were made in 1994. Writeoffs of accounts receivable were approximately $45,000 in 1995.

Cash and Cash Equivalents


  The Company considers all highly liquid investments with original maturities of 90 days or less to be cash equivalents.

Short-term Investments

  Short-term investments represent certificates of deposit of approximately $75,000 in 1994, $36,000 in 1995 and $49,000 in 1996 restricted for use under a programming contract.

System Operating Expenses

  System operating expenses consist principally of programming fees, license fees, tower rental, maintenance, engineering and other costs incidental to providing service to customers. Administrative and marketing expenses incurred by systems during their launch period are expensed as incurred.

System Launch Costs

  The costs incurred to prepare a market for launch (marketing, pre-opening administration, training, etc.) are expensed in the period incurred.

Property, Plant and Equipment

  Property, plant and equipment are stated at cost. Depreciation is recorded on the straight-line basis for financial reporting purposes. Costs incurred for repair and maintenance of property, plant and equipment are charged to expense when incurred. Costs incurred for renewals and improvements are capitalized. Costs of subscriber equipment, including installation labor and other direct installation costs, are capitalized. Subscriber premises equipment and installation costs are depreciated using a composite method over five years which factors in the Company's estimates of useful lives of recoverable equipment and average subscriber lives of nonrecoverable installation costs. Materials and supplies used to provide service to customers are included in office furniture and equipment and are valued at the lower of cost or market.

  Depreciation is recorded over the estimated useful lives as follows:

       Transmission equipment................................. 5-10 years
       Subscriber premises equipment and installation costs...    5 years
       Office furniture and equipment.........................   10 years
       Vehicles...............................................    5 years
       Buildings and improvements.............................   31 years

License and Organizational Costs

  License costs include the costs of acquiring the rights to use certain FCC frequencies to broadcast programming to the Company's customers. These costs, net of amortization of $6,000 and $25,000 at December 31, 1994, and 1995, respectively, and $250,000 at June 30, 1996, are being amortized over a ten-year period beginning with inception of service in a market. The Company from time to time reevaluates the carrying amounts of the licenses based on estimated undiscounted future cash flows as well as the amortization period to determine whether current events or circumstances warrant adjustments to the carrying amounts or a revised estimate of the useful life.

  Organizational costs include legal fees and other professional fees and expenses incident to organizing the Company. These costs, net of amortization of $28,000 and $118,000 at December 31, 1994 and 1995, respectively, and $225,000 at June 30, 1996, are being amortized over a five-year period.

Income Taxes

  Income taxes are provided using an asset and liability approach. The current provision for income taxes represents actual or estimated amounts payable or refundable on tax returns filed or to be filed for each year. Deferred tax assets and liabilities are recorded for the estimated future tax effects of (a) temporary differences between the tax basis of assets and liabilities and amounts reported in balance sheets, and (b) operating loss and tax credit carry forwards. The overall change in deferred tax assets and liabilities for the period measures the deferred tax expense for the period. Effects of changes in enacted tax laws on deferred tax assets and liabilities are reflected as adjustments to tax expense in the period of enactment. The measurement of deferred tax assets may be reduced by a valuation allowance based on judgmental assessment of available evidence if deemed more likely than not that some or all of the deferred tax assets will not be realized.

  The following summarizes the Company's deferred tax assets and liabilities as of December 31, 1994 and 1995:

                                               December 31,
                                           ---------------------
                                             1994        1995
                                           --------   ----------
Deferred tax assets:
  Net operating loss carryforwards........ $287,820   $1,827,540
  Allowance for bad debt..................   13,260       62,400
                                           --------   ----------
     Total tax assets.....................  301,080    1,889,940
     Valuation allowance..................  249,990    1,224,210
                                           --------   ----------
                                             51,090      665,730
                                           --------   ----------
Deferred tax liabilities:
  Depreciation............................   25,350      540,150
  Deferred cost...........................   25,740      125,580
                                           --------   ----------
      Total deferred tax liabilities......   51,090      665,730
                                           --------   ----------
Net deferred tax asset.................... $     -    $       -
                                           ========   ==========

  The Company recognizes a deferred tax asset to the extent such amounts offset deferred tax liabilities. The $974,000 change in the valuation allowance from December 31, 1994 to December 31, 1995 is due primarily to the increase in the net operating loss carryforwards, which gives rise to deferred tax assets, over the increase in the temporary differences related to depreciation, which gives rise to deferred tax liabilities.

  The Company has net operating loss carryforwards for Federal income tax purposes of approximately $4,686,000 as of December 31, 1995. The carryforwards expire in years 2009 and 2010.

Stock Split

  On March 26, 1996, the Board of Directors authorized a 2-for-1 stock split in the form of a 100% stock dividend which will be distributed on April 15, 1996 to shareholders of record on March 15, 1996. Unless otherwise indicated, all per share data, number of common shares and the statements of stockholders' equity have been retroactively adjusted to reflect this stock split.

Net Loss Per Common Share

  Net loss per common share is based on the net loss attributable to the weighted average number of common shares outstanding during the period presented (2,400,000 as of December 31, 1994 and 1995 and June 30, 1995 and 1996.) Conversion of the Series A and B Convertible Preferred Stock into Common Stock is not assumed because the impact is antidilutive. Shares issuable upon exercise of stock options are antidilutive and have been excluded from the calculation. For all periods presented, fully diluted loss per common share and primary loss per common share are the same.

Statement of Cash Flows

  In 1994, the Company issued 2,400,000 shares of Class B Common Stock to MWTV in exchange for assets with a carrying amount of $4,252,144 and liabilities of $3,757,104. This exchange has been treated as a non-cash transaction except for the cash balances of $877,835 acquired from MWTV. No interest or income taxes were paid in 1994. Interest of $137,385 was paid during the year ended December 31, 1995 of which approximately $65,000 was capitalized. For the six months ended June 30, 1996 interest of $152,832 was paid. No interest was paid for the six months ended June 30, 1995 and no interest was capitalized for the six month periods ended June 30, 1995 and 1996. No income taxes were paid for any period presented.

Disclosure about the Fair Value of Financial Instruments

  The fair value of the Company's financial instruments (which consist of cash, accounts receivable and payable, and short-term debt) approximate their carrying amounts.

Recently Issued Accounting Standards

  In 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. The Statement does not apply to deferred acquisition costs or deferred tax assets. The Company plans to adopt this statement effective January 1, 1996; however, management believes that its adoption will not have a material effect on the Company's financial statements.

  In October 1995, the FASB issued SFAS No. 123, Accounting for Stock Based Compensation, which generally requires disclosure of additional information concerning stock based employee compensation arrangements. The Company plans to adopt SFAS No. 123 effective January 1, 1996.

Unaudited Interim Financial Statements

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and Rule 10.01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 1996 are not necessarily indicative of the results that will be expected for the year ending December 31, 1996.

NOTE 3: LICENSE CONTRACTS

  In August 1993, VCI signed a renewable long-term agreement with the Mississippi EdNet Institute, Inc. ("EdNet"), a non-profit, quasi-governmental body which manages the licenses designated to various state educational entities. Subsequently, VCI assigned its rights under the EdNet agreement to the Company. See Note 1. This lease gives the Company exclusive rights to utilize excess air time (that portion of a channel's airtime available for commercial broadcasting according to FCC regulations) on the 20 ITFS channels in Mississippi. The terms of the channel leases are 10 years, commencing in 1992. The contract provides for the monthly payment of $0.05 per subscriber per channel or, beginning one year after operating the first market, a minimum of $7,500 per month. Expense for 1994 and 1995 related to this agreement was $9,300 and $69,000, respectively.

  The contract also requires TruVision to make advances to EdNet during the first 24 months of operations in the amount of $6,000 per month. These advances are being recovered as a credit against license fees owed to EdNet.

  The agreement with EdNet contains the following major provisions and requirements to be met by TruVision:

  * The system is to ultimately cover at least 95% of the population of the licensed Mississippi geographic coverage area (including the areas designated as Phase II by the Company).

  * The system must be interconnected by a two-way audio/video link between TruVision/EdNet transmission sites and Mississippi Authority for Educational Television headquarters in Jackson, Mississippi. The cost of this interconnection must be borne by TruVision within certain limits.

  * TruVision will provide standard installations at locations as EdNet may designate.

  * TruVision will install and equip an electronic classroom in each of its Mississippi Markets.

  * TruVision will complete the network by July 1, 1998.

  The Company capitalizes the cost incurred to comply with the facility installation and interconnection requirements of the EdNet Agreement and depreciates such cost over the estimated life of the related equipment.

NOTE 4: SHORT-TERM DEBT


  Short-term debt consists of the following:

                                                   December 31,
                                                 ---------------  June 30,
                                                 1994    1995       1996
                                                 ---- ----------  ---------
Borrowings under $6,000,000 revolving
  line of credit with a bank, due June 30,
  1996, with interest due monthly at 1%
  above the bank's prime rate (9.50% at
  December 31, 1995)........................... $ -   $4,531,464  $4,026,795
Borrowings under the Interim Credit
  Facility with CVCA, due on demand after
  June 30, 1996, with interest of 10% due
  at maturity. See Note 10.....................   -           -   12,000,000
Borrowings under interim credit facility
  with Wireless One, Inc. See Note 11..........   -           -    5,722,482
Other..........................................   -           -      736,533


  The borrowings under the revolving line of credit are secured by substantially all of the assets of the Company, including licenses, accounts receivable, inventory, property and equipment, and contract rights. Additionally, the borrowings are guaranteed by the Company's president and a stockholder. The Company may prepay its obligations without penalty at any time.

NOTE 5: STOCK OPTION PLANS AND EMPLOYMENT CONTRACTS

  The Company has established a stock option plan for executives and other key employees. The plan provides for a maximum of 250,000 shares of Common Stock to be reserved for such options. Terms and conditions of the Company's options generally are at the discretion of the board of directors; however, no options are exercisable after June 8, 2004.

  In August 1994, the Company granted options totaling 191,490 shares to two key employees at an exercise price of $5.00 per share. In June 1995 and August 1995, options to purchase shares of 30,000 and 20,000, respectively, were granted to two additional key employees at a price of $5.00 per share. The options granted in 1995 vest over a five-year period. As of December 31, 1995, options for 140,426 shares are exercisable. No compensation expense has been recorded on these options granted since the option price was equal to the estimated fair market value of the option shares on the date the options were granted.

NOTE 6: PREFERRED AND COMMON STOCK RIGHTS

  In October 1995, the Company issued 300,000 shares of Series B Convertible Preferred Stock for gross proceeds of $3,000,000. Pursuant to a prior commitment, CVCA acquired 270,000 shares and 30,000 shares were issued to a common stockholder. MWTV has pledged its shares of the Company's Common Stock to CVCA.

  Series A and Series B Convertible Preferred Stock is senior to all other shares of stock. Convertible Preferred Stock dividend rights are cumulative at 8% per annum based on a stated value of $10 per share. As of December 31, 1994 and 1995, the aggregate amount of Convertible Preferred Stock dividends in arrears was approximately $227,000 and $914,000, respectively ($547,000 and $1,354,000, respectively, at June 30, 1995 and 1996). No preferred dividends have been declared. See Note 11.

  In the event of any liquidation, holders of Series A and Series B Convertible Preferred Stock would first be entitled to receive the greater of (i) the total $11,000,000 liquidation preference ($8,000,000 for Series A and $3,000,000 for Series B) plus all accrued but unpaid dividends, or (ii) the amount that would have been paid, or the value of property that would have been distributed if, prior to liquidation, the shares had been converted to Common Stock plus all accrued but unpaid dividends.

  Each share of Convertible Preferred Stock carries voting rights as if converted into shares of Common Stock and, at the option of the holder, is convertible at any point in time into one fully paid, nonassessable share (two shares after the 2-for-1 common stock split-see Note 2) of Common Stock plus cash equal to accrued but unpaid dividends. If the conversion is not made pursuant to an initial public offering, TruVision may, at its option, issue a promissory note in lieu of paying the dividends.

  The holders of Convertible Preferred Stock are also entitled to elect two of the five member Board of Directors of the Company. Pursuant to the terms of a stockholder's agreement certain restrictions have been placed on the stockholders' ability to vote on specified matters.

  In October 1995, the corporate charter was amended to combine Class A and Class B Common Stock into a single class of $0.01 par value, Common Stock.

  Holders of Common Stock are not eligible to receive dividends as long as any shares of Convertible Preferred Stock are outstanding.

  In the event of liquidation, after distribution in full of preferential amounts to be distributed to holders of Convertible Preferred Stock, the holders of Common Stock would receive distributions in proportion to the number of shares held.

NOTE 7: DEFERRED COSTS AND OTHER ASSETS

                                                 December 31,
                                              ------------------
                                                                  June 30,
                                                1994     1995       1996
                                              ------- ---------- ----------
Deferred costs and other assets
  consist of:
  Deferred merger, financing and
    acquisition costs -Note 11............... $    -  $1,027,216 $2,464,637
  Advances to EdNet-Note 3...................  84,000    132,000    102,924
  Deposits for future acquisitions
    -Note 10.................................      -     100,000    142,153
  FCC auction deposit........................      -     450,000  1,450,000
  Other......................................   6,341    140,340    631,945
                                              ------- ---------- ----------
                                              $90,341 $1,849,556 $4,791,659
                                              ======= ========== ==========

  Deferred acquisition costs consist primarily of professional fees, engineering costs, travel costs and other related costs associated with the acquisition of channel rights, licenses and related cable systems which are currently subject to letters of intent or definitive agreements (see Note 10). Such costs will be amortized over periods ranging from five to 10 years, beginning when each acquisition is consummated, or, if the acquisition is not consummated, written off. At June 30, 1996 deferred merger and financing costs relate to a proposed public offering of common stock and Senior Discount Notes and the pending merger with Wireless One, Inc. See Note 11.

NOTE 8: COMMITMENTS AND CONTINGENCIES

  The Company leases office space, antenna space and certain channel broadcast rights under noncancelable operating leases with remaining terms ranging from four to eight and one-half years. The following is a schedule by years of future minimum rentals due under the leases at December 31, 1995:

         1996............................... $369,920
         1997...............................  397,744
         1998...............................  309,657
         1999...............................  190,228
         2000...............................  132,502
         Thereafter.........................  225,711

  Rent under these leases was $55,004 for the period August 25, 1994 to December 31, 1994 and $254,512 for the year ended December 31, 1995.

  The Company is participating in an auction conducted by the FCC for rights to obtain use of available MDS commercial channels in certain basic trading areas. The Company's outstanding bids for these rights aggregate approximately $16 million. If the Company is the highest bidder in any, or all, of the areas, the Company will be required to pay up to $14 million (net of a small business bidding credit), a portion of which will be financed by the U.S. government.

  The Company is involved in certain legal proceedings generally incidental to its business. While the results of any litigation contain an element of uncertainty, management believes that the outcome of any known or threatened legal proceeding will not have a material effect on the Company's financial position or results of operations.

NOTE 9: CONCENTRATIONS OF CREDIT RISK

  Financial instruments which potentially expose the Company to concentrations of credit risk, consist primarily of cash and accounts receivable. The Company has not experienced any losses on its deposits. Subscriber accounts receivable collectibility is impacted by economic trends in each of the Company's markets. Such receivables are typically collected within 30 days, and the Company has provided an allowance which it believes is adequate to absorb losses from uncollectible accounts.

NOTE 10: BUSINESS COMBINATIONS AND PROPOSED FINANCING TRANSACTIONS

  In February 1996, TruVision acquired all the outstanding common stock of BarTel, Inc., a company holding wireless cable license rights in the Demopolis and Tuscaloosa, Alabama Markets for cash of approximately $1.7 million and, if certain conditions are met, notes payable of $652,000. Accordingly, BarTel, Inc.'s financial position at June 30, 1996 and the results of its operations for the period from the date of the consummation of the acquisition to June 30, 1996, are reflected in the Company's results for the six months ended June 30, 1996. Additionally, TruVision has entered into a definitive agreement to purchase substantially all of the assets of Madison Communications, Inc. and Beasley Communications, Inc. ("Madison"), a wired and wireless cable provider located near Huntsville, Alabama, for approximately $6.0 million.

  In March 1996, the Company entered into a letter of intent to acquire substantially all of the assets of Shoals Wireless, Inc., a wireless cable provider located in Lawrenceburg, Tennessee, for $1,180,000 in cash.

  TruVision has also entered into agreements to purchase licenses, channel rights and equipment in several other markets for cash of approximately $11.9 million. None of these markets is currently operating and no significant liabilities are expected to be assumed in connection with these asset acquisitions.

  The Company expects to finance the acquisitions described above with the short-term line of credit discussed in Note 4 and with an Interim Facility of up to $12.0 million provided by CVCA in the form of a 10% note payable (due on demand after June 30, 1996). See Notes 4 and 11.

NOTE 11: SUBSEQUENT EVENTS

  On April 25, 1996, the Company entered into an agreement and plan of merger (the "Agreement") with Wireless One, Inc. ("Wireless One"), in which Wireless One will exchange approximately 3.4 million shares of its common stock for all of the Company's outstanding shares in a transaction valued at $45 million. The transaction is expected to close by late July 1996. In connection with the consummation of the Agreement it is expected that all of the Shares of Series A and B Convertible Preferred Stock will be converted into shares of Common Stock and all accrued and unpaid preferred dividends ($1,354,000 at June 30, 1996) will be paid.

  On May 6, 1996, Wireless One issued the Company two short-term lines of credit, a $1.5 million line of credit which is to be used to fund working capital purposes and pay off the borrowings under the bank revolving line of credit ("Working Capital Line of Credit") and a $9 million line of credit to be used to fund acquisition needs ("Acquisition Line of Credit"), together the "Lines of Credit". The Acquisition Line of Credit will increase to $15 million upon repayment of the Working Capital Line of Credit. The Lines of Credit are secured by substantially all of the assets of the Company and accrue interest at Wireless One's borrowing rate of 13%. Principal and interest are due on the tenth business day following the earliest of (1) the date of the consummation of the Agreement, (2) December 31, 1996, or (3) the date the Agreement is rescinded.

  Prior to the Agreement, the Company was pursuing a public offering of Common Stock and Senior Discount Notes (the "Offerings"). Concurrent with the Agreement, the Company withdrew the Offerings. Certain costs related to the Offerings and the Agreement of approximately $474,000 were deferred at June 30, 1996. Costs related to the Offerings which did not relate to the Agreement or a related public offering of Wireless One were written off.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Madison Communications, Inc. and
Beasley Communications, Inc.:

  We have audited the accompanying combined balance sheets of Madison Communications, Inc. and Beasley Communications, Inc. (Alabama corporations) as of December 31, 1994 and 1995 and the related combined statements of operations and accumulated deficit and cash flows for the years ended December 31, 1993, 1994 and 1995. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Madison Communications, Inc. and Beasley Communications, Inc. as of December 31, 1994 and 1995 and the combined results of their operations and their combined cash flows for the years ended December 31, 1993, 1994 and 1995, in conformity with generally accepted accounting principles.

Arthur Andersen LLP

Jackson, Mississippi,
January 19, 1996 (except with respect
   to the matter discussed in note 6,
   as to which the date is February 6,
   1996).

         MADISON COMMUNICATIONS, INC. AND BEASLEY COMMUNICATIONS, INC.

                      COMBINED BALANCE SHEETS (Note 1)
              (Data with respect to June 30, 1996 are unaudited)


                                                     December 31,           June 30,
                                              --------------------------- -------------
                                                  1994          1995          1996
                                              ------------- ------------- -------------
                                                                           (unaudited)
                    ASSETS
Current assets:
Cash.........................................  $     5,705   $    39,711   $   100,644
Accounts receivable (less allowance for
  doubtful accounts of $16,302, $13,888 and
  $19,673, respectively).....................        1,068         3,513            -
Other current assets.........................        7,804        13,401           287
                                              ------------- ------------- -------------
Total current assets.........................       14,577        56,625       100,931
                                              ------------- ------------- -------------
Property, plant and equipment:
  Cable system-wireless......................    2,337,362     2,462,318     2,500,569
  Cable system-wired.........................    1,042,923     1,062,824     1,065,641
  Machinery and equipment....................      155,753       130,494       130,494
  Buildings, leasehold improvements, office
    furniture and equipment..................       34,605        40,071        40,071
  Land.......................................       50,000        50,000        50,000
                                              ------------- ------------- -------------
                                                 3,620,643     3,745,707     3,786,775
  Less: accumulated depreciation.............   (1,944,781)   (2,499,752)   (2,753,203)
                                              ------------- ------------- -------------
                                                 1,675,862     1,245,955     1,033,572
Uninstalled subscriber premises equipment....       18,195        10,431        12,538
                                              ------------- ------------- -------------
                                                 1,694,057     1,256,386     1,046,110
                                              ------------- ------------- -------------
License costs, net-(note 2)..................       73,333        66,666        63,332
Other assets.................................        1,835         1,835         1,835
                                              ------------- ------------- -------------
    Total assets.............................  $ 1,783,802   $ 1,381,512   $ 1,212,208
                                              ============= ============= =============

     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...........................  $    84,042   $    64,874   $    60,613
  Accrued expenses, primarily programming
    costs....................................      275,294       319,424       332,977
  Deferred income............................       28,055        20,576        17,560
  Borrowings under line of credit (note 3)...      275,000       125,000        75,000
                                              ------------- ------------- -------------
    Total current liabilities................      662,391       529,874       486,150
                                              ------------- ------------- -------------
Commitments and contingencies (note 4)

Stockholders' equity
  Common Stock; $1 par value; 1,000 shares
    authorized issued and outstanding........        1,000         1,000         1,000
  Additional paid-in capital.................    2,475,192     2,475,192     2,475,192
  Accumulated deficit........................   (1,354,781)   (1,624,554)   (1,750,134)
                                              ------------- ------------- -------------
    Total stockholders' equity...............    1,121,411       851,638       726,058
                                              ------------- ------------- -------------
    Total liabilities and stockholders'
      equity.................................  $ 1,783,802   $ 1,381,512   $ 1,212,208
                                              ============= ============= =============

   The accompanying notes are an integral part of these financial statements.

         MADISON COMMUNICATIONS, INC. AND BEASLEY COMMUNICATIONS, INC.

           COMBINED STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT (Data with respect to June 30, 1995 and 1996 are unaudited)

                                                                                          Six Months Ended
                                                    Year Ended December 31,                    June 30,
                                           ----------------------------------------- ---------------------------
                                               1993          1994          1995          1995          1996
                                           ------------- ------------- ------------- ------------- -------------
                                                                                             (unaudited)
Revenues:
  Service revenues........................  $ 1,426,971   $ 1,493,337   $ 1,543,470   $   777,592   $   782,283
  Installation revenues...................       68,026        63,400        38,677            -             -
                                           ------------- ------------- ------------- ------------- -------------
    Total revenues........................    1,494,997     1,556,737     1,582,147       777,592       782,283
                                           ------------- ------------- ------------- ------------- -------------
Expenses:
  System operating expenses...............      727,124       814,715       888,707       311,901       301,840
  General and administrative
    expenses..............................      386,911       402,897       404,804       305,642       374,095
  Depreciation and amortization...........      578,739       626,531       577,240       296,193       256,784
                                           ------------- ------------- ------------- ------------- -------------
    Total operating expenses..............    1,692,774     1,844,143     1,870,751       913,736       932,719
                                           ------------- ------------- ------------- ------------- -------------
Loss from operations......................     (197,777)     (287,406)     (288,604)     (136,144)     (150,436)
Other income (expense):
  Other income............................       40,793        43,180        43,414        19,430        30,060
  Gain (loss) on sale of assets...........      103,583            -         (7,143)           -             -
  Interest (expense)......................      (55,465)      (31,090)      (17,440)      (10,619)       (5,204)
                                           ------------- ------------- ------------- ------------- -------------
Net loss..................................     (108,866)     (275,316)     (269,773)     (127,333)     (125,580)
Accumulated deficit-beginning of period...     (970,599)   (1,079,465)   (1,354,781)   (1,354,781)   (1,624,554)
                                           ------------- ------------- ------------- ------------- -------------
Accumulated deficit-end of period.........  $(1,079,465)  $(1,354,781)  $(1,624,554)  $(1,482,114)  $(1,750,134)
                                           ============= ============= ============= ============= =============

   The accompanying notes are an integral part of these financial statements.

         MADISON COMMUNICATIONS, INC. AND BEASLEY COMMUNICATIONS, INC.

                       COMBINED STATEMENTS OF CASH FLOWS
          (Data with respect to June 30, 1995 and 1996 are unaudited)

                                                                                                      Six Months
                                                                Year Ended December 31,             Ended June 30,
                                                          -----------------------------------   ----------------------
                                                             1993        1994        1995          1995        1996
                                                          ----------- ----------- -----------   ----------  ----------
                                                                                                     (unaudited)
Cash flows provided by operating activities:
  Net loss...............................................  $(108,866)  $(275,316)  $(269,773)    $(127,333)  $(125,580)
  Adjustments to reconcile net loss to net cash
    provided by operating activities:
    Depreciation and amortization........................    578,739     626,531     577,240       296,193     256,784
    (Gain) loss on sale of assets........................   (103,583)         -        7,143            -           -
    Provision for losses on accounts receivable..........     22,500      18,000      15,505         9,000       9,000
    (Increase) in other assets...........................       (125)        (65)         -             -           -
    Changes in operating assets and liabilities:
      (Increase) decrease in accounts receivable.........    (17,720)    (10,184)    (17,950)       (7,931)     (5,487)
      (Increase) decrease in other current assets........     (8,110)     16,418      (5,597)        7,804      13,115
      Increase (decrease) in accounts payable............      3,170      39,575     (19,168)         (378)     (4,261)
      Increase in accrued expenses.......................    127,134      91,610      44,130        53,191      13,553
      Increase (decrease) in deferred income.............         65       5,165      (7,479)       (3,225)     (3,016)
                                                          ----------- ----------- -----------    ----------  ----------
Cash flows provided by operating activities..............    493,204     511,734     324,051       227,321     154,108
                                                          ----------- ----------- -----------    ----------  ----------
Cash flows used in investing activities:
  Capital expenditures...................................   (329,640)   (220,778)   (143,545)      (88,554)    (43,175)
  Proceeds from sale of assets...........................    180,000          -        3,500            -           -
                                                          ----------- ----------- -----------    ----------  ----------
Net cash used in investing activities....................   (149,640)   (220,778)   (140,045)      (88,554)    (43,175)
                                                          ----------- ----------- -----------    ----------  ----------
Cash flows used in financing activities:
  Payment on bank overdraft..............................    (21,815)         -           -             -           -
  Payments on line of credit.............................   (300,000)   (307,000)   (150,000)     (100,000)    (50,000)
                                                          ----------- ----------- -----------    ----------  ----------
Net cash used by financing activities....................   (321,815)   (307,000)   (150,000)     (100,000)    (50,000)
                                                          ----------- ----------- -----------    ----------  ----------
Net increase (decrease) in cash and cash equivalents.....     21,749     (16,044)     34,006        38,767      60,933
Cash and cash equivalents at beginning of period.........         -       21,749       5,705         5,705      39,711
                                                          ----------- ----------- -----------    ----------  ----------
Cash and cash equivalents at end of period...............  $  21,749   $   5,705   $  39,711      $ 44,472    $100,644
                                                          =========== =========== ===========    ==========  ==========

   The accompanying notes are an integral part of these financial statements.

         MADISON COMMUNICATIONS, INC. AND BEASLEY COMMUNICATIONS, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

(1) The Companies

(a) History and Organization

  Madison Communications, Inc. ("Madison"), an Alabama corporation, was formed and began operations on July 26, 1989. Beasley Communications, Inc. ("Beasley"), an Alabama corporation, was formed on June 16, 1994. The shareholders of Madison and Beasley are the same and the business operations are generally conducted as if Madison and Beasley were a single entity. Accordingly, the financial statements of Madison and Beasley are presented on a combined basis. Madison and Beasley are hereafter referred to as "the Company."

  The Company is engaged in building, managing and owning wired and wireless cable systems. Wired cable systems retransmit television signals to subscribers over coaxial cable networks from a head-end facility where the signals are received and processed. Wireless cable systems retransmit television programming received at the head-end via encrypted microwave signals from multi-channel broadcast towers to subscribers within an approximate 40 mile radius of each tower. The Company has licenses for contractual control over 27 wireless cable channels in Madison and Limestone Counties of North Alabama licensed by the Federal Communications Commission ("FCC").

(b) FCC Licenses

  The Company is dependent on leases with unaffiliated third parties for substantially all of its wireless cable channel rights. ITFS licenses generally are granted for a term of 10 years and are subject to renewal by the FCC. MDS licenses generally will expire on May 1, 2001 unless renewed. FCC licenses also specify construction deadlines which, if not met by the Company or extended by the FCC, could result in the loss of the license. There can be no assurance that the FCC will grant any particular extension request or license renewal request. The use of wireless cable channels by the license holders is subject to regulation by the FCC and the Company is dependent upon the continuing compliance by channel license holders with applicable regulations. The termination or non-renewal of a channel lease or of a channel license, or the failure to grant an application for an extension of the time to construct an authorized station, would result in the Company being unable to deliver programming on the channels authorized pursuant thereto. Although the Company does not believe that the termination of or failure to renew a single channel lease would materially adversely affect the Company, several of such terminations or failures to renew in one or more Markets that the Company actively serves or intends to serve could have a material adverse effect on the Company. In addition, the termination, forfeiture, revocation or failure to renew or extend an authorization or license held by the Company's lessors could have a material adverse effect on the Company.

(2) Summary of Significant Accounting Policies

(a) Use of Estimates in the Preparation of Financial Statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(b) Property, Plant and Equipment

  Property, plant and equipment are stated at cost. Depreciation is recorded on the straight-line basis for financial reporting purposes. Costs incurred for repair and maintenance of property, plant and equipment are charged to expense when incurred. Costs incurred for renewals and improvements are capitalized. The costs of subscriber equipment, including installation labor and other direct installation costs, is capitalized. Subscriber premises equipment and installation costs are depreciated using a composite method over five years which factors in the Company's estimates of useful lives of recoverable equipment and average subscriber lives of nonrecoverable installation costs.

  Depreciation is recorded over the estimated useful lives as follows:

         Cable systems-wireless......................... 3-10 years
         Cable systems-wired............................ 5-10 years
         Machinery and equipment........................ 5-10 years
         Office furniture and equipment.................    7 years
         Buildings and improvements.....................   31 years

(c) License Costs

  License costs include the costs of acquiring the rights to use certain FCC frequencies to broadcast programming to the Company's customers. These costs, net of amortization of $20,001, $26,668 and $33,334 at December 31, 1993, 1994
and 1995 and $36,668 at June 30, 1996, are being amortized over a 15 year period beginning with inception of service in a market. The Company from time to time reevaluates the carrying value of the licenses based on estimated undiscounted cash flows as well as the amortization period to determine whether current events or circumstances warrant adjustments to the carrying amounts or a revised estimate of the useful life. In 1993, broadcast licenses to certain Markets outside of the Company's area of interests were sold to a third party, resulting in a gain of approximately $100,000.

(d) Revenue Recognition

  Revenues from monthly service charges are recognized as the service is provided to the customer. Customers are billed in the month services are rendered.

Operating Expenses

  Operating expenses consist principally of programming fees, license fees, tower rental, maintenance, engineering and other costs incident to providing service to customers.

(e) Income Taxes

  Effective March 15, 1990, the Company elected to be taxed as an S Corporation under provisions of the Internal Revenue Code. As a result, the Company does not pay federal corporate income taxes or Alabama corporate income taxes on its taxable income. Instead, the stockholders are liable for individual federal income taxes and Alabama income taxes on the Company's taxable income. No distributions of earnings to stockholders have been made or are planned to be made for payment of income taxes as the Company had a loss for income tax purposes in 1995.

(f) Statement of Cash Flows

  The Company considers all highly liquid investments with remaining maturities of 90 days or less to be cash equivalents. The Company paid interest of $55,465, $31,090 and $17,440, for the years ended December 31, 1993, 1994 and
1995, respectively and $5,953 for the six months ended June 30, 1996. No interest was paid in the six months ended June 30, 1995. No income taxes were paid in any of the periods presented.

(g) Disclosures about the Fair Value of Financial Instruments

  The fair values of the Company's financial instruments (which consist of cash, accounts receivable, accounts payable and borrowings under the line of credit) approximate their carrying value.

(h) Recently Issued Accounting Standards

  In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 ("SFAS 121"), Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. The Statement does not apply to deferred acquisition costs, or deferred tax assets. The Company has adopted this statement effective January 1, 1995, and its adoption did not have a material effect on the Company's financial statements.

(i) Unaudited Interim Financial Statements

  The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 1996 are not necessarily indicative of the results that will be expected for the year ending December 31, 1996.

(3) Line of Credit Agreement

  On April 8, 1992 the Company obtained a $1,000,000 revolving credit facility (the "Revolver") for working capital and other general corporate purposes. Borrowings under the Revolver bear interest at the prime rate plus 1.0% (9.5% at December 31, 1995). Interest is payable quarterly and the Revolver is renewable on an annual basis. Substantially all of the assets of the Company are pledged as collateral under the Revolver and the stock of the Company is pledged as collateral under the guarantee of the Revolver. Total borrowings outstanding under the Revolver were $125,000 at December 31, 1995.

(4) Commitments and Contingencies

  The Company leases office space, antenna space and certain equipment under noncancelable operating leases with remaining terms ranging from one to five years. The following is a schedule by years of future minimum rentals due under the leases at December 31, 1995:

         1996..................................... $26,407
         1997.....................................  10,560
         1998.....................................   6,600
         1999.....................................   2,640
         2000.....................................   1,540

  Rent expense for the years ended December 31, 1993, 1994 and 1995 was approximately $13,200, $24,800 and $37,200, respectively.

  In addition to the noncancelable leases above, the Company has entered into agreements with certain area schools and colleges to use the ITFS licenses awarded them. These contracts give the Company exclusive rights to utilize 16 channels awarded as educational frequencies to broadcast commercial programming. The Company is obligated to reserve a certain number of hours per week for broadcasting of educational programming for these institutions and to provide the equipment necessary in the institutions to receive the Company's transmission. The Company fulfills its educational programming obligation through assignment of four channels for full-time educational programming. The contracts provide monthly payments of $0.05 to $0.10 per subscriber per channel. License expense for the years ended December 31, 1993, 1994 and 1995 was $44,300, $46,900 and $54,300, respectively.

  The Company is involved in certain legal proceedings generally incidental to its business. While the results of any litigation contain an element of uncertainty, management believes that the outcome of any known or threatened legal proceeding will not have a material effect on the Company's financial position or results of operations.

(5): Concentrations of Credit Risk

  Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The Company has not experienced any losses on its deposits. Subscriber accounts receivable collectibility is impacted by economic trends in each of the Company's Markets. Such receivables are typically collected within thirty days, and the Company has provided an allowance which it believes is adequate to absorb losses from uncollectible accounts.

(6): Sale of the Company

  On February 6, 1996, the Company signed a definitive agreement to sell substantially all of the assets of Madison and Beasley to TruVision Wireless, Inc., for $6.0 million in a combination of cash and notes receivable. The sale, which is contingent upon FCC approval, is expected to be consummated in the second quarter of 1996.